Exhibit 77I

Effective February 1, 2013 the Registrant established Class N shares of the Loomis Sayles Growth Fund, Loomis Sayles Investment Grade Bond Fund, Loomis Sayles Mid Cap Growth Fund, Loomis Sayles Strategic Income Fund and the Loomis Sayles Value Fund.